EXHIBIT 99.1

SPEEDCOM Announces Nasdaq Delisting

SARASOTA, FL—August 16, 2002—SPEEDCOM Wireless Corporation (NASDAQ: SPWC), a leading fixed wireless broadband solutions provider, announced that it received a Nasdaq staff determination indicating that its common stock will be delisted from The Nasdaq SmallCap Market at the opening of business on August 22, 2002.

The company was notified that its common stock fails to comply with the $1.00 minimum bid price requirement for continued listing set forth in Marketplace Rule 4310 (c)(4), and that its common stock is, therefore, subject to delisting.

SPEEDCOM also does not currently meet Marketplace Rule 4310(c)(2)(B), which requires the company to have a minimum of $2,000,000 in net tangible assets or $2,500,000 in stockholders equity or a market value of listed securities of $35,000,000 or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. Additionally, SPEEDCOM’s common stock has not maintained a minimum market value of publicly held shares of $1,000,000 as required for continued listing by Marketplace Rule 4310(c)(7).

The company does not plan to request a hearing before a Nasdaq Listing Qualification Panel to review the Nasdaq staff determination. SPEEDCOM does not expect Nasdaq’s determination to have any impact on its day-to-day operations and anticipates a seamless transition to the OTC Bulletin Board.

SPEEDCOM will file a copy of this press release with the Securities and Exchange Commission on Form 8-K, which will be available on the SEC’s website at www.sec.gov.

About SPEEDCOM

SPEEDCOM Wireless Corporation is a multinational fixed wireless broadband solutions company based in Sarasota, Florida. The company maintains additional offices in Sao Paulo, Singapore, and Shanghai. SPEEDCOM’s Wave Wireless division (www.wavewireless.com) is an innovator and manufacturer of a variety of broadband wireless products, including the award-winning SPEEDLAN family of wireless Ethernet routers. Broadband Internet service providers, telecommunication operators, and private organizations in more than 60 countries use SPEEDCOM’s solutions to provide “backbone” and/or “last-mile” wireless connectivity at speeds from 11 Mbps up to 155 Mbps over distances of 25 miles or more. More information is available at www.speedcomwireless.com.

This press release contains forward-looking statements that involve risks and uncertainties. Actual events may differ from forward-looking statements for a number of reasons, including but not limited to, failure of customers to purchase Wave products, as well as other factors discussed from time to time in our SEC filings (available on EDGAR or for free at www.sec.gov). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimate or projected. All forward-looking statements included in this document are made as of the date hereof, based on information available to SPEEDCOM on the date thereof.

# # #

*SPEEDCOM is a registered trademark of SPEEDCOM Wireless Corporation.

Media Contact: Hollie Graham Floyd, SPEEDCOM	(941) 907-2329
hgfloyd@speedcomwireless.com
Investor Contact: Gil Sharell, SPEEDCOM	(941) 907-2361
gsharell@speedcomwireless.com